EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
COMPLETES ITS CASH TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 5.09% SENIOR NOTES, SERIES 2010-A, DUE DECEMBER 15, 2017
AND 5.67% SENIOR NOTES, SERIES 2010-B, DUE DECEMBER 15, 2020

The Woodlands, Texas (June 3, 2016) - TETRA Technologies, Inc. (NYSE:TTI) (the “Company” or “TETRA”) today announced the completion of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 5.09% Senior Notes, Series 2010-A, due December 15, 2017 (PPN 88162F B#1) (the “2010-A Notes”) and its 5.67% Senior Notes, Series 2010-B, due December 15, 2020 (PPN 88162F C*4) (the “2010-B Notes” and collectively with the 2010-A Notes, the “Notes”). The Tender Offer expired immediately after 11:59 p.m., Eastern Time, on Thursday, June 2, 2016 (the “Expiration Time”).

By the Expiration Time, TETRA received Notes validly tendered (and not validly withdrawn) in an aggregate principal amount of $65,000,000, representing the total outstanding amount of the Notes. The Company has purchased the $65,000,000 aggregate principal amount of the Notes in accordance with the terms of the Tender Offer.

The Company has paid total consideration of $100,000 per $100,000 principal amount of the tendered Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

About TETRA

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

1